Exhibit 10.2

Execution Copy

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT, (this “Agreement”) is made and entered into as of this 17th day of February, 2010, between Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), and Stanley R. Zax (“Covenantor”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2010 (the “Merger Agreement”), among Parent, Fairfax Investments II USA Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Zenith National Insurance Corp., a Delaware corporation (the “Company”), Merger Sub shall be merged with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Sale Transaction”);

WHEREAS, Covenantor is a significant stockholder of the Company, and, as a result of the Sale Transaction, Covenantor will receive significant consideration in connection with the Sale Transaction;

WHEREAS, Covenantor is the Chairman and Chief Executive Officer of the Company, and Covenantor acknowledges that he has detailed knowledge of the Proprietary Information (as defined below);

WHEREAS, the parties agree that it is their intention that the entire goodwill of the Company and its business be transferred to Parent as part of the Sale Transaction and acknowledge that they explicitly considered the value of the goodwill transferred and was valued as a component of the consideration for the Sale Transaction;

WHEREAS, the parties agree that Parent’s failure to receive the entire goodwill contemplated by the Sale Transaction would have the effect of reducing the value of the Sale Transaction to Parent;

WHEREAS, the parties acknowledge that the life expectancy of the Company’s workers’ compensation insurance business (the “Business”) is at least three (3) years;

WHEREAS, the parties acknowledge that the relevant market for the Company is throughout the United States and that intense competition exists throughout the United States for the products and services of the Company; and

WHEREAS, as a condition and mutual inducement to the Sale Transaction, and to preserve the value of the business being acquired by Parent after the Sale Transaction, the Merger Agreement contemplates, among other things, that Covenantor shall enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, Covenantor hereby agrees as follows:

1.   Confidentiality, Non-Disparagement.

(a)                                  Covenantor recognizes that by reason of his provision of services to the Company, Covenantor has acquired confidential information and trade secrets concerning research and development, know-how, processes and techniques, technical data, customers, sales prospects, distribution, pricing and cost information, and marketing plans and proposals, financial data and the intellectual property of the Company (collectively, the “Proprietary Information”), the use or disclosure of which could cause Parent substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate; provided that Proprietary Information does not include any information that (i) is or becomes available to the general public or is generally available within the relevant business or industry other than as a result of an action by Covenantor in breach of this Agreement or (ii) Covenantor receives or has received on a non-confidential basis from a source other than the Company.  Accordingly, Covenantor covenants and agrees with Parent that, for the period commencing at the Effective Time (as defined in the Merger Agreement) and ending on the second anniversary of the date that Covenantor ceases to be a director, officer or employee of the Company he will not at any time, except in performance of his obligations to the Company or with the prior written consent of Parent, directly or indirectly, disclose or reveal to any person, entity or other organization or use for Covenantor’s own benefit any Proprietary Information known to him unless disclosure is required by law, regulation or legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) in connection with any proceeding by or before a governmental or judicial authority, regulatory or administrative body or securities exchange.  For purposes of this Agreement, Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(b)                                 In the event that Covenantor is requested or required by law, regulation or legal process to disclose any Proprietary Information, Covenantor shall provide Parent with prompt written notice so that Parent may, at its own cost, seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained or Parent waives its right to seek such an order or remedy, Covenantor shall, without liability under this Agreement, furnish only that portion of such Proprietary Information or take only such action that, in the opinion of Covenantor’s counsel,  Covenantor is required to disclose under applicable law, regulation or legal process; provided that Covenator shall exercise his commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded any such Proprietary Information.

(c)                                  Covenantor agrees he will not make, or cause or assist any other person to make, any statement or other communication, written or otherwise, to any third party, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium, which impugns, attacks or criticizes, is misleading or untrue with respect to, or is otherwise disparaging (or that constitutes trade libel) of the reputation, business, prospects, products, services or character of any of the Company or Parent or any of their affiliates or any of their respective directors, officers or employees or the

Sale Transaction.  Nothing in this Section 1(d) shall prohibit Covenantor from providing truthful information in response to a subpoena or other legal process.

(d)                                 The parties hereto agree that the covenants contained in this Section 1 impose a reasonable restraint on Covenantor.  The covenants contained in this Section 1 are independent covenants and shall be enforceable by Parent regardless of any claims that any Covenantor shall have against Parent or any of its affiliates, whether under this Agreement or otherwise.

2.  Non-Competition; Non-Solicitation.

(a)                                  In consideration of Parent entering into the Merger Agreement and in order that Parent may enjoy the full benefit of the Business, for the period commencing at the Effective Time and ending on the third anniversary of the Effective Time (as extended pursuant to Section 2(d), the “Restricted Period”), Covenantor shall not, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant, advisor or otherwise, alone or in association with any other person, own, manage, operate, control, participate in, invest in (other than an investment that results in such person owning less than 3% of the outstanding voting stock of a publicly traded company), or carry on, a business (located or selling in the United States) that is in direct competition with the products and services offered by the Company at the Effective Time or by the Company in the Business as conducted by the Company in the United States (or in direct competition with those same products and/or services as they continue to be offered by the Parent in the Business in the United States) (the “Competing Activities”).

(b)                                 Covenantor agrees that during the Restricted Period, without the prior written consent of Parent, Covenantor shall not, and shall not authorize or direct any of his affiliates to, directly or indirectly:  (i) solicit for the purpose of offering employment to or hire or recommend that any person solicit for the purpose of offering employment to or hiring, whether as an employee, consultant, agent, independent contractor or otherwise, any of the employees and officers of the Company or any of its subsidiaries or any individual who was an employee or officer of the Company during the immediate prior six-month period; or (ii) solicit, induce or attempt to solicit or induce any customer, client, supplier, licensee or other business relation (including banks and accountants and other resellers of Company products) of the Company or any of its affiliates related to the Business as conducted by the Company or any customer, client, supplier, licensee or other business relation of Parent or any of its affiliates related to the Business as conducted by Parent (or, in each case, any party which provided services to the Business during the immediate prior six-month period) to enter into any business relationship with Covenantor or an affiliate of Covenantor in a manner that negatively impacts the Business as conducted by the Company or Parent, reduce such person’s business with the Company, Parent or any of their respective affiliates or cease doing business with the Company, Parent or any of their respective affiliates.  As used in this Section 2(b), the term “indirectly” shall include, without limitation, Covenantor’s permitting the use of Covenantor’s name by any competitor of the Company or Parent or any of their affiliates to induce or interfere with any employee or business relationship of the Company or Parent or any of their respective affiliates.

(c)                                  Covenantor acknowledges and agrees that the remedy at law for any breach of any of the provisions of this Section 2 may be inadequate and, accordingly, Covenantor covenants and agrees that Parent shall, in addition to any other rights and remedies which Parent and the Company may have under applicable law, be entitled to equitable relief, including injunctive relief, without bond or other necessity, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction.  In addition, Covenantor and Parent expressly agree that the terms of the covenants, including the duration, scope and geographic area of restriction, in this Section 2 are fair and reasonable in light of Parent’s plans for the Business as conducted by the Company and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated by the Merger Agreement.  In the event that any of the covenants contained in this Section 2 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 2 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable law.

(d)                                 In addition to the remedies Parent and the Company may seek and obtain pursuant to Section 2(c), the Restricted Period shall be extended, regardless of whether the initial period set forth in Section 2(a) has otherwise expired, by any and all periods during which Covenantor shall be found by a court of competent jurisdiction to have been in violation of the covenants contained in this Section 2.

3.  Responsibilities.  Parent agrees that during the Restricted Period, Covenantor shall, subject to the last sentence of this Section 3, manage the business and operations of the Company and its subsidiaries with the same level of responsibility, control and discretion that Covenantor exercised at the time the Merger Agreement was executed and delivered.  In the event that Parent fails to permit Covenantor to exercise such responsibility, control or discretion as provided in the preceding sentence, Covenantor may terminate this Agreement on written notice to Parent, which termination shall be Covenantor’s sole remedy for a breach of this Section 3; provided, however, that inquiries or actions by Parent or its representatives related to the consolidated accounts of Parent or inquiries by Parent or its representatives regarding the business and operations of the Company and its subsidiaries shall not be (or be deemed to be) a breach by Parent of this Section 3.  Notwithstanding anything to the contrary contained in this Section 3, (a) all matters and decisions in respect of the investment of the assets of the Company and its subsidiaries shall be at the sole discretion of Parent and (b) all other matters and decisions related to financing activities and capital allocation of the Company and its subsidiaries (including the declaration and payment of dividends) shall be determined by the board of directors of the Company.

4.  Term.  If the Merger Agreement is terminated pursuant to Section 8.01 thereof, this Agreement shall terminate automatically at the time the Merger Agreement is terminated.  Upon termination pursuant to the preceding sentence, this Agreement shall forthwith become void.

5.  Miscellaneous.

(a)                                  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, ON M5J 2N7

Attention: Paul Rivett, Esq.

Vice President and Chief Legal Officer

Facsimile No: 416-367-2201

e-mail: p_rivett@fairfax.ca

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
199 Bay Street
Suite 4405
Toronto, Ontario M5L 1E8
Canada
Facsimile No:  (416) 360-2958
Attention:  Adam Givertz
Email:  agivertz@shearman.com

if to Covenantor, to the address set forth on the signature page hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

(b)                                 Entire Agreement.  This Agreement, together with the Merger Agreement referenced herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(c)                                  Amendments and Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(d)                                 Binding Effect; Benefits; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  Except as set forth below in this Section 5(d), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.  No party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any person; provided that such transfer or assignment shall not relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent.

(e)                                  Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)                                    Expenses.  The parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred with respect hereto.

(g)                                 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart by facsimile or other means of electronic transmission will be as effective as manual delivery of an original thereof.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(h)                                 Remedies Cumulative.  No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

(i)                                     Governing Law.  ALL PROVISIONS OF THIS AGREEMENT SHALL BE SUBJECT TO AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

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IN WITNESS WHEREOF, Parent and Covenantor have caused this Agreement to be executed as of the date first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Paul Rivett
Title: Chief Legal Officer

STANLEY R. ZAX

/s/ Stanley R. Zax
Chairman and President

Address:	c/o Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367

[Signature page to Noncompetition Agreement]